UnitedHealthcare Plan Participants Now Have Access to University General Hospital

HOUSTON, TX -- (Marketwired - February 25, 2014) - People enrolled in UnitedHealthcare's employer-sponsored, individual, Medicare Advantage and Medicaid health plans now have access to University General Hospital in Houston, located near the Texas Medical Center.

University General Hospital is a general acute care hospital that includes a fully staffed and licensed emergency room as well as outpatient imaging, laboratory services and in-patient care.

University General's emphasis on patient comfort and favorable outcomes is evident in its Hospital Outpatient Departments, which include ambulatory surgical centers, diagnostic imaging facilities, physical therapy, sports rehab, sleep clinics and a hyperbaric wound care center. The hospital has attracted a growing number of respected surgeons and other physicians from the Houston medical community.

"We are very pleased that University General's medical care will now be available to UnitedHealthcare plan participants on an in-network basis," said Hassan Chahadeh, M.D., chairman and CEO of University General Health System, Inc., the publicly-traded parent of University General Hospital. "One of our primary goals has been to offer patient-centric care to the broadest number of people throughout the Houston metropolitan area, and by expanding access to our facility to include UnitedHealthcare customers, we will achieve this objective."

"University General is an important addition to our care provider network, giving UnitedHealthcare plan customers greater choice and access to facilities near where they live and work," said Dave Milich, CEO, UnitedHealthcare of South Texas.

UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, serves more than 3.8 million Texans with a care provider network of more than 500 hospitals and 51,000 physicians and care professionals statewide.

About University General Hospital
University General Hospital delivers high-quality patient-oriented services by providing timely, innovative health solutions that are uniquely competitive, efficient and adaptive in today's health care delivery environment. The hospital is owned by University General Health System, Inc., a diversified, integrated multi-specialty health care provider Company that currently operates two hospitals, three ambulatory surgical centers, a number of diagnostic imaging, physical therapy and sleep clinics, and a hyperbaric wound care center in the Houston and Dallas metropolitan areas. Also, University General owns three senior living facilities, manages six senior living facilities, and owns a Support Services company that provides revenue cycle and luxury facilities management services.

University General Health System, Inc. is headquartered in Houston, Texas, and its common stock trades on the OTCBB under the symbol "UGHS."

About UnitedHealthcare
UnitedHealthcare is dedicated to helping people nationwide live healthier lives by simplifying the health care experience, meeting consumer health and wellness needs, and sustaining trusted relationships with care providers. The company offers the full spectrum of health benefit programs for individuals, employers and Medicare and Medicaid beneficiaries, and contracts directly with more than 800,000 physicians and care professionals, and 6,000 hospitals and other care facilities nationwide. Globally, UnitedHealthcare serves more than 45 million people in health benefits and is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

Contact:
Donald Sapaugh
University General Health System
(713) 375-7100
dsapaugh@ughs.net

Kim Whitaker
UnitedHealthcare
(469) 633-8536
kim_t_whitaker@uhc.com